Exhibit 10.2

ENDORSEMENT NO. 4

to the

INTERESTS AND LIABILITIES AGREEMENT

Effective:  December 31, 2013

(the “Agreement”)

of

third point reinsurance company ltd.

(the “Subscribing Reinsurer”)

with respect to the

Automobile Quota Share Reinsurance Contract

Effective:  December 31, 2013

(the “Contract”)

issued to

Affirmative Insurance Company

Burr Ridge, Illinois

(the “Company”)

A.

IT IS HEREBY AGREED, effective March 31, 2015, that this Endorsement deletes and replaces in its entirety the Commutation and Release Agreement previously signed by the Company and the Subscribing Reinsurer on March 6, 2015.

B.

IT IS FURTHER AGREED, effective March 31, 2015, the Company and the Subscribing Reinsurer, in order to fully and finally settle and commute all obligations and liabilities known and unknown under this Contract agree to the following:

1.

Subject to the terms and conditions of this Endorsement, the Company accepts payment of $22,212,002 (the “Commutation Amount “) from the Subscribing Reinsurer in full and final settlement of any and all amounts due from the Company to the Reinsurer under this Contract and under the Automobile Quota Share Reinsurance Contract, effective June 30, 2014 as specified in Endorsement No. 1, effective March 31, 2015, attached to the Subscribing Reinsurer’s Interests and Liabilities Agreement pertaining thereto.

2.

In consideration of payment of the Commutation Amount, and effective on the date of such payment, the Company shall release and discharge the Subscribing Reinsurer, its predecessors, parents, affiliates, agents, officers, directors and shareholders and assigns from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, liabilities and/or losses whatsoever, all

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Exhibit 10.2

whether known or unknown, which the Company and its successors and assigns ever had, now have, or hereafter may have, whether grounded in law or equity, in contract or in tort, against the Reinsurer or any of them by reason of any matter whatsoever arising out of the Contract, it being the intention of the parties that this release operates as a full and final settlement of the Subscribing Reinsurer’s current and future liabilities to the Company under this Contract.

3.

Simultaneous with the Company releases as provided for in paragraph 2. above, the Subscribing Reinsurer shall release and discharge the Company, its predecessors, parents, affiliates, agents, officers, directors, shareholders and assigns from any and all present and future payment obligations, adjustments, executions, offsets, actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims, demands, liabilities and/or losses whatsoever, all whether known or unknown, which the Reinsurer and its successors and assigns ever had, now have or hereafter may have, whether grounded in law or equity, in contract or in tort, against the Company or any of them by reason of any matter whatsoever arising out of the Contracts, it being the intention of the parties that this release operate as a full and final settlement of the Company’s current and future liabilities to the Subscribing Reinsurer under this Contract.

4.

The rights, duties and obligations set forth herein shall inure to the benefit of and be binding upon any and all predecessors, successors, affiliates, officers, directors, employees, parents, subsidiaries, stockholders, liquidators, receivers and assigns of the parties hereto.

5.

The parties hereto expressly warrant and represent that they are corporations in good standing in their respective places of domicile; that the execution of this Endorsement is fully authorized by each of them; that the person or persons executing this Endorsement have the necessary and appropriate authority to do so; that there are no pending agreements, transactions, or negotiations to which any of them are a party that would render this Endorsement or any part thereof void, voidable, or unenforceable; and that no authorization, consent or approval of any government entity is required to make this Endorsement valid and binding upon them.

6.

The Company and the Subscribing Reinsurer hereby agree to execute promptly any and all supplemental agreements, releases, affidavits, waivers and other documents of any nature or kind that the other party may reasonably require in order to implement the provisions or objectives of this Endorsement.

7.

If the Company shall be obligated under the laws respecting debtors and creditors of the United States or of the State of Illinois to repay to the Subscribing Reinsurer, or to a rehabilitator, successor, liquidator or trustee of the Subscribing Reinsurer, the consideration paid hereunder, then the Company will make such repayment and, upon such repayment, Section B of this Endorsement shall be null and void.  In addition, in the event that the consideration paid hereunder shall be a voidable transfer under

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Exhibit 10.2

applicable law, and any party shall be obligated to repay the consideration, then the Company will repay such consideration and, upon such repayment, Section B of this Endorsement shall be null and void.

All other terms and conditions remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Endorsement to be executed, in duplicate, this 29th  day of April, in the year of 2015.

Affirmative Insurance Company

/s/ Michael J. McClure

AUTOMOBILE QUOTA SHARE REINSURANCE CONTRACT

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Exhibit 10.2

and on this 13th day of April, in the year of 2015.

third point reinsurance company ltd.

/s/ J. Robert Bredahl

Market Reference Number:

Affirmative Insurance Company

AUTOMOBILE QUOTA SHARE REINSURANCE CONTRACT

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